EXHIBIT(A)(5)

                           OFFER TO PURCHASE FOR CASH

                            ALL OUTSTANDING SHARES OF

                         DUNES HOTELS AND CASINOS, INC.

                 COMMON STOCK AT $1.00 NET PER COMMON SHARE AND

  SERIES B, $7.50 CUMULATIVE PREFERRED STOCK AT $30.00 NET PER PREFERRED SHARE

                                       BY

                         DUNES HOTELS AND CASINOS, INC.

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            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M.,
        CENTRAL TIME, ON DECEMBER 29, 2000 UNLESS THE OFFER IS EXTENDED.
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      To  Brokers,  Dealers,  Commercial  Banks,  Trust  Companies  and  Other
Nominees:

      We are enclosing the material below in connection with Dunes Hotels and Casinos, Inc. (the "Dunes") offer to purchase all outstanding shares of its Common Stock, $0.50 par value (the "Common Shares"),and Series B, $7.50 Cumulative Preferred Stock, $0.50 par value (the "Preferred Shares"), at a purchase price of $1.00 per Common Share and $30.00 per Preferred Share, in each case net to the seller in cash without interest thereon and subject to reduction for any applicable federal backup or other withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 31, 2000, and the applicable Letter(s) of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The term "Share" means either a Common Share or a Preferred Share, as applicable.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      Enclosed for your information and use are copies of the following documents:

      a.   Offer to Purchase, dated October 31, 2000;

      b. Letter of Transmittal to be used by holders of Common Shares in accepting the Offer and tendering Common Shares;

      c. Letter of Transmittal to be used by holders of Preferred Shares in accepting the Offer and tendering Preferred Shares.

      d. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     e. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

      f. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M., CENTRAL TIME, ON DECEMBER 29, 2000 UNLESS THE OFFER IS EXTENDED.

      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) the applicable Letter(s) of Transmittal (or facsimile(s) thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other required documents.

      If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "THE OFFER--3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

      Dunes will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Dunes will reimburse you for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Dunes will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letters of Transmittal.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting, the Dunes at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                    Very truly yours,


                                    Dunes Hotels and Casinos, Inc.


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Nothing contained herein or in the enclosed documents shall authorize you or any other person to act on behalf of or as the agent of Dunes Hotels and Casinos, Inc., or affiliate, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
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